GLOBALOPTIONS GROUP, INC.
415 Madison Avenue 17th Floor
New York, NY 10017

December 12, 2011

Harvey W. Schiller, Chairman & CEO
GlobalOptions Group, Inc.
415 Madison Avenue
17th Floor
New York, NY 10017

Re:	Your Employment Agreement dated January 29, 2004, Assignment dated June 2005, amendment December 19, 2006 (the “December 19, 2006 Amendment”), the amendment August 13, 2009, the amendment May 12, 2010, and the amendment dated December 2010 (collectively the “Agreement” capitalized terms used herein without definition have the meanings specified in the Agreement)

Dear Harvey:

This letter is to modify the Agreement, effective as of the date written above. Accordingly, the following modification is made to the Agreement:

1.         The parties hereby acknowledge that the current term of your employment was extended to April 30, 2012, and due to the continued requirements of the Company for your time as Chairman and Chief Executive Officer, Section 1 of the Agreement, subject to earlier termination, amendments or automatic extension as contemplated therein, shall be amended to replace the words “April 30, 2012” to “July 31, 2012.”

2.          All other terms and conditions contained in the Agreement shall be in full force and effect.

Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Sincerely,

/s / John Oswald
John Oswald
Chairman – Compensation Committee

Agreed to:

/s/ Harvey Schiller
Harvey Schiller

Date:	1/5/12